ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

     THIS AGREEMENT is made as of this 1st day of April, 2006, by and between Aegis Funds, a Delaware statutory trust (the "Trust"), and UMB Fund Services, Inc., a Wisconsin corporation (the "Administrator").

     WHEREAS, the Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") and is authorized to issue shares of beneficial interest (the "Shares") in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Trust and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide administration and fund accounting services to such investment portfolios of the Trust as are listed on Schedule A hereto and any additional investment portfolios the Trust and Administrator may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a "Fund" and collectively the "Funds").

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   Appointment

     The Trust hereby appoints the Administrator as administrator and fund accountant of the Funds for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.   Services as Administrator and Fund Accountant

     (a) Subject to the direction and control of the Trust's Board of Trustees and utilizing information provided by the Trust and its current and prior agents and service providers, the Administrator will provide the services listed on Schedule A hereto. The duties of the Administrator shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

     (b) The Trustees of the Trust shall cause the officers, trustees, investment adviser(s) and sub-advisers, legal counsel, independent accountants, transfer agent, custodian and other service providers and agents, past or present, for the Funds to cooperate with the Administrator and to provide the Administrator with such information, documents and advice relating to the Funds and the Trust as necessary and/or appropriate or as requested by the Administrator, in order to enable the Administrator to perform its duties hereunder. In connection with its duties hereunder, the Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to the Administrator by an officer or representative of the Trust or by any of the aforementioned persons. The Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Trust. The Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust, investment adviser(s) or service provider until receipt of written notice thereof from the Trust. As used in this Agreement, the term "investment adviser" includes all sub-advisers or persons performing similar services.

     (c) To the extent required by Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for the Trust pursuant to its duties hereunder are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. Subject to the terms of Section 6, and where applicable, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by the Administrator for the Trust.

     (d) It is understood that in determining security valuations, the Administrator employs one or more pricing services, as directed by the Trust, to determine valuations of portfolio securities for purposes of calculating net asset values of the Funds. The Trust shall identify to the Administrator the pricing service(s) to be utilized on behalf of the Funds. The Administrator shall price the securities and other holdings of a Fund for which market quotations or prices are available by the use of such services. For those securities where prices are not provided by the pricing service(s) utilized by the Administrator, the Trust shall approve, in good faith, the method for determining the fair value of the securities. A Fund's investment adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to the Administrator the resulting prices for use in its calculation of net asset values. The Administrator is authorized to rely on the prices provided by such service(s) or by the Trust's investment adviser(s) or other authorized representative of the Trust without investigation or verification.

     (e) The Trust's Board of Trustees and the Funds' investment adviser(s) have and retain primary responsibility for all compliance matters relating to the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT ACT of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Fund's Prospectus and Statement of Additional Information. The Administrator's monitoring and other functions hereunder shall not relieve the Board and the investment adviser(s) of their primary day-to-day responsibility for assuring such compliance.

     (f) The Administrator shall provide to the Trust's Chief Compliance Officer promptly any material changes to the Rule 38a-1 Policies and Procedures. The Administrator shall cooperate with the Trust in its annual review of the Rule 38a-1 Policies and Procedures (the "Annual Review"), such Annual Review to be conducted by the Trust's Chief Compliance Officer to determine the adequacy of the Rule 38a-1 Policies and Procedures and the effectiveness of their implementation. The Administrator shall cooperate with the Trust in any interim reviews of the Rule 38a-1 Policies and Procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments ("Interim Review"). Such cooperation includes, without limitation, furnishing such certifications, sub-certifications, and documentation with respect to the Administrator's functions and responsibilities as the Trust's Chief Compliance Officer shall reasonably request from time to time and implementing changes to the Rule 38a-1 Policies and Procedures satisfactory to both the Trust's Chief Compliance Officer and the Administrator.

     The Administrator shall provide the Trust with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance policies and procedures ("Compliance Policies and Procedures"). The Administrator shall also provide the Trust with ongoing, direct, and prompt access to the Administrator's compliance personnel and cooperate with the Trust's Chief Compliance Officer in order to provide assistance to the Trust in carrying out its obligations under Rule 38a-1 of the 1940 Act ("Rule 38a-1").

     The Administrator shall notify the Trust promptly in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to its Compliance Policies and Procedures and will cooperate with the Trust in providing the Trust with periodic and special reports in the event any Material Compliance Matter occurs. A "Material Compliance Matter" has the same meaning as the term is defined in Rule 38a-1, and includes any compliance matters that involve: (1) a violation of the Federal Securities Laws by the Administrator (or its officer, directors, employees, or agents); (2) a violation of its Compliance Policies and Procedures; or (3) a weakness in the design or implementation of its Compliance Policies and Procedures.

     The Administrator (and anyone acting under the direction of the Administrator) shall refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Trust's Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

     (g) The Trust hereby certifies that each Fund is lawfully eligible for sale in each jurisdiction indicated for such Fund on the list furnished to the Administrator as of the date of this Agreement.

     (h) The Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, the Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder.

3.   Fees; Delegation; Expenses

     (a) In consideration of the services rendered pursuant to this Agreement, the Trust will pay the Administrator a fee, computed daily and payable monthly based on monthly net assets, plus out-of-pocket expenses, each as provided in Schedule C hereto. In addition, to the extent that the Administrator corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, the Administrator shall be entitled to additional fees as provided in Schedule C. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to each Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include mutually agreed upon fees for any additional services requested by the Trust, enhancements to current services, or to add Funds for which the Administrator has been retained.

     (b) For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with a Fund's Prospectus and resolutions of the Trust's Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should a Fund or the Trust be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

     (c) The Administrator will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein. The Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and Trustees; Securities and Exchange Commission (the "Commission") fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current shareholders; preparation, typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of a Fund's shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of prospectuses for persons who are not shareholders of a Fund, will be borne by the Fund's investment adviser, except for such expenses permitted to be paid by the Fund under a distribution plan adopted in accordance with applicable laws. The Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Trust.

     (d) Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis. The Trust agrees to pay all fees within thirty days of receipt of each invoice. The Administrator retains the right to charge interest in the amount of one and one half percent (1 1/2%) per month on any amounts that remain unpaid beyond such thirty day period.

4.   Proprietary and Confidential Information

     The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records relative to the Funds' shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Trust. In case of any requests or demands for inspection of the records of the Funds, the Administrator will notify the Trust promptly of such request or demand and endeavor to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, shall not be subject to this paragraph.

     The Administrator acknowledges that the Trust's non-public information, including but not limited to each Fund's portfolio holdings information ("Non-public Information") is the confidential property of the Trust. The Administrator agrees that during the term of this Agreement, it shall maintain policies reasonably designed to prohibit the dissemination or use of the Non-public Information by the Administrator or its employees, affiliates, subsidiaries, parent, officers, directors, advisors and contractors ("Representatives"), except as provided in this Agreement. In any event, neither the Administrator nor its Representatives shall engage in securities transactions based on Non-public Information or knowledge of a Fund's trading position or plans.

5.   Limitation of Liability

     (a) The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund or the Trust in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, the Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by the Administrator from an officer or representative of the Trust, or from a representative of any of the parties referenced in Section 2, (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), a Fund's investment adviser(s) or representatives of the Trust, or (iii) any action taken or omission by a Fund, the Trust, investment adviser(s) or any past or current service provider other than the Administrator's affiliates, except to the extent such action or omission by the Fund or Trust resulted from the Administrator's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by the Administrator of its obligations and duties under this Agreement.

     (b) Notwithstanding the foregoing or any other provision of this agreement, the Administrator assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by a Force Majeure Event or by an event beyond its reasonable control with respect to computer or equipment failures. A Force Majeure Event is an act of civil or military authority, an act of God or war, terrorism, civil disorder or disturbance, riot, labor dispute, or an act or omission of another party. In the event of a Force Majeure Event or an event beyond its reasonable control with respect to computer or equipment failures, the Administrator shall follow applicable procedures in its disaster recovery and business continuity plan and use commercially reasonable efforts to minimize any service interruption.

     (c) The Trust agrees to indemnify and hold harmless the Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, the "Administrator Indemnified Parties") from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (a "Claim", and collectively "Claims") which may be asserted against or incurred by any Administrator Indemnified Party or for which any Administrator Indemnified Party may be held liable arising out of or in any way relating to (i) the Administrator's actions or omissions except to the extent a Claim resulted from the Administrator's willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) the Administrator's reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by the Administrator from any party referenced in
Section 2 hereof or other representative of the Trust, or (iii) any action taken by or omission of a Fund, the Trust, investment adviser(s) or any past or current service provider other than the Administrator's affiliates.

     (d) The Administrator agrees to indemnify and hold harmless a Fund, the Trust, its employees, agents, officers, trustees, affiliates and nominees (collectively, the "Trust Indemnified Parties") from and against any and all Claims arising out of or in any way relating to the Administrator's willful misfeasance, bad faith, or negligence in the performance of its duties, or reckless disregard of its obligations and duties as set forth in the Agreement.

6.   Term

     (a) This Agreement shall become effective as of the date this Agreement is executed. This Agreement shall continue in effect until terminated as provided herein. Either party may terminate this Agreement at any time by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective.

     (b) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Trust. This Agreement may not be transferred or assigned by either party without the written consent of the other party, except that, with respect to the Administrator, a "transfer" or "assignment" shall not be deemed to have occurred if the Administrator transfers or assigns the Agreement in connection with a transaction that does not result in a change of actual control or management of the Administrator (a "Permitted Assignment"). The Administrator agrees to provide to the Trust written notice of any Permitted Assignment promptly.

     (c) Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of a Fund or the Trust, the Administrator shall deliver the records of the Fund or the Trust, in a form that is consistent with the Administrator's applicable license agreements, to the Trust or person(s) designated by the Trust at the Trust's cost and expense, and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Trust shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Trust or a Fund, and the Trust requests the Administrator to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.

7.   Non-Exclusivity

     The services of the Administrator rendered to the Trust are not deemed to be exclusive. The Administrator may render such services and any other services to others, including other investment companies. The Trust recognizes that from time to time directors, officers and employees of the Administrator may serve as trustees, directors, officers and employees of other entities (including other investment companies), and that the Administrator or its affiliates may enter into other agreements with such other entities.

8.   Governing Law; Invalidity

     This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.   Notices

     Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to the Administrator shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: Peter J. Hammond, with a copy to General Counsel, and notice to the Trust shall be sent to Aegis Funds, 1100 North Glebe Road, Suite 1040, Arlington, VA 22201,
Attention: President.

10.  Entire Agreement

     This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.

11.  Trust Limitations

     This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Fund's Declaration of Trust is on file with the Secretary of State of Delaware.

12.  Miscellaneous

     (a) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     (b) The Trust hereby grants to the Administrator the limited power of attorney on behalf of the Funds to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.

     (c) The Administrator shall maintain an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon request of the Trust, the Administrator shall provide evidence that coverage is in place.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.


                                        AEGIS FUNDS
                                        (the "Trust")

                                        By:
                                            ------------------------------------
                                                President


                                        UMB FUND SERVICES, INC.
                                        ("Administrator")

                                        By:
                                            ------------------------------------
                                                Executive Vice President

                                   Schedule A
                                     to the
                  Administration and Fund Accounting Agreement
                                 by and between
                                   Aegis Funds
                                       and
                             UMB Fund Services, Inc.

                                  Name of Funds
                                  -------------

                              Aegis High Yield Fund

                                   Schedule B
                                     to the
                  Administration and Fund Accounting Agreement
                                 by and between
                                   Aegis Funds
                                       and
                             UMB Fund Services, Inc.

                                    SERVICES

Subject to the direction and control of the Trust's Board of Trustees and utilizing information provided by the Trust and its agents, the Administrator will:

o provide office space, facilities, equipment and personnel to carry out its services hereunder;

o compile data for and prepare with respect to each Fund timely Notices to the Commission required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR;

o prepare and review the financial statements for each Fund's Annual and Semi-Annual Reports included in Form N-CSR as required under the Sarbanes-Oxley Act; assist in compiling exhibits and disclosures for Form N-CSR as requested by the Fund's investment adviser;

o assist in preparation of and coordination of each Fund's annual audit by the Fund's auditors and other regulatory examinations as requested by the Fund's investment adviser;

o prepare and review Form N-Q of each Fund; assist with filing Form N-PX of each Fund;

o assist in the preparation for execution by the Fund's officers and file all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) of each Fund other than those required to be made by the Fund's custodian or transfer agent, subject to the review and approval of the Trust and the Fund's independent accountants;

o prepare the financial statements of each Fund for the Annual and Semi-Annual Reports required pursuant to Section 30(d) under the 1940 Act, subject to the review and approval of the Trust and the Fund's independent accountants;

o provide financial and Fund performance information for inclusion in the Trust's Registration Statement (on Form N-1A or any replacement therefore) and any amendments thereto, subject to the review of Trust counsel;

o determine and periodically monitor each Fund's income and expense accruals and cause all appropriate expenses to be paid from Trust assets on proper authorization from the Trust;

o calculate income factors and daily net asset values of each Fund (i) in accordance with the Fund's operating documents as provided to the Administrator, and (ii) based on security valuations provided by the Trust, the Fund's investment adviser, and pricing service(s), as provided herein;

o    maintain all general ledger accounts and related subledgers;

o assist in the acquisition of the Trust's fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary Commission filings related thereto;

o from time to time as agreed upon by the parties, check each Fund's compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund's Prospectus and Statement of Additional Information and monitor each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (but these functions shall not relieve the Fund's investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance);

o maintain and keep current, and/or coordinate with each Fund's other service providers the maintenance of, the Fund's accounts, books and other documents required pursuant to Rule 31a-1(a) and (b) under the 1940 Act;

o prepare and file state securities qualification/notice compliance filings, with the advice of the Trust's legal counsel, upon and in accordance with instructions from the Trust, which instructions will include the states to qualify in, the amounts of Shares to initially and subsequently qualify and the warning threshold to be maintained;

o develop with legal counsel and the secretary of the Trust an agenda for each board meeting and, if requested by the Trustees, attend board meetings and prepare minutes; coordinate compilation and mailing of board materials;

o    prepare Form 1099s for Trustees and other fund vendors;

o calculate dividend and capital gains distributions of each Fund subject to review and approval by the Trust and the Fund's independent accountants;

o calculate Fund total returns, distribution yields and weighted average maturity; and

o generally assist in the Trust's administrative operations as mutually agreed to by the parties.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent the Administrator agrees to take such actions, those actions taken shall be deemed part of the Schedule B.

                                   Schedule C
                                     to the
                  Administration and Fund Accounting Agreement
                                 by and between
                                   Aegis Funds
                                       and
                             UMB Fund Services, Inc.
                   Fund Administration, Accounting, Custody &
                    Transfer Agent and Investor Services Fees

Annual Asset-Based Fee, (per Fund)+

o On the first $300 Million in assets                     10.0 basis points, and

o On assets between $300 Million and $800 Million          8.0 basis points, and

o On assets between $800 Million and $1.3 Billion          6.0 basis points, and

o On assets over $1.3 Billion                              4.0 basis points

Minimum Annual Fee+

$40,000 minimum annual asset-based fee for each Fund.

The annual asset-based fee assessed does not include any optional services, out-of-pocket and other related expenses as detailed in this schedule, or which may be agreed to in writing by both parties in a subsequent document.

----------
+ During the period when the Administration and Fund Accounting and Custody Agreement are effective, pending the conversion of the transfer agency function, the fees for services shall be discounted 50% (except for out-of-pocket expenses).

Out-of-Pocket and Other Related Expenses

Fund Administration & Accounting out-of-pocket expenses include, but are not limited to, EDGAR filing fees, research-related fees and expenses, NASDAQ fees, express delivery charges and travel on behalf of fund business. Other related expenses include pricing of portfolio securities.

*Transfer Agent and Investor Services out-of-pocket expenses include, but are not limited to, statement paper, check stock, envelopes, tax forms, retirement plan documents, postage and direct delivery charges, 22c-2 fees, telephone and long distance charges, NSCC participant charges, customer identity-check fees, P.O. box rental, year-end programming, tape/disc/inventory/record storage, toll-free number and bank account service fees.

Custody out-of-pocket expenses include, but are not limited to, security transfer fees, certificate fees, shipping/courier fees or charges, Euroclear or global custody processing fees or charges, wire transfer and check issuance charges, FDIC insurance premiums, legal review/processing of restricted and private placement securities, and options/futures processing.

*UMBFS will pay all fees and charges associated with the transfer agency conversion except for out-of-pocket expenses. However, in the event the Trust terminates the Transfer Agency Agreement within 5 years of the effective date, the Trust shall pay the following:

     Year 1: 100% of conversion costs
     Year 2: 80% of conversion costs
     Year 3: 60% of conversion costs
     Year 4: 40% of conversion costs
     Year 5: 20% of conversion costs

Transfer Agent and Investor Services Optional Services

Voice Response Unit (VRU):
--------------------------
     Initial set-up fee                                     $3,000
     Maintenance fee, annual                                $1,800
     per call, each                                         $.40 per call

Advanced Reporting Solutions (ARS), annual
(includes one license)                                      $3,500
------------------------------------------
  Costs of Additional ARS licenses:
     |_| Additional interactive user license
         (per license per year)                             $1,000
     |_| Analyst named user license
         (per license per year)                             $2,500

Shareholder Browser on-line services:
-------------------------------------
     Initial set-up fee                                     $5,000
     Maintenance fee, annual                                $2,500
     per inquiry, each                                      $.15 per inquiry
     New account set-up, one-time                           $1.60 per account
     per transaction/account maintenance, each              $.50 per transaction

Web-based document mailings:
----------------------------
     Initial set-up fee                                     $1,500
     per shareholder, per mailing                           $.10 each

Provide files to 'Vision' or 'Advisor Central',
per service, per month                                      $600

Escheatment filing (per state)                              $50.00
------------------

Additional fees of $150 per hour or as quoted may apply for custom programming to meet specialized servicing requirements.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

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